This material and any oral statements made in connection with this material include "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Statements made which provide the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements and are inherently uncertain. The opinions, forecasts, projections or other statements other than statements of historical fact, including, without limitation, plans and objectives of management of the Company are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include the risk factors and other cautionary statements contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement. Statements made in this presentation include non-U.S. GAAP financial measures. The required reconciliation to U.S. GAAP financial measures are included on our website and/or at the end of this presentation. 2

Contract Drilling Patterson-UTI Drilling is a leading provider of super-spec drilling rigs with a large footprint across U.S. drilling markets. Pressure Pumping Universal is a full-service pressure pumping company and a leading provider of hydraulic fracturing services, including Simul-Frac services, primarily in Texas and Appalachia. Directional Drilling MS Directional is a leading directional drilling services provider including latest technology with Mpact® performance motors, and Mercury™ measurement while drilling ("MWD") systems. Superior QC provides cloud-based advanced data analytics services to improve accuracy of horizontal wellbore placement. 3

Expect rig count to improve to approximately 100 rigs in Q1-2022, with WTI above $65 and excluding rigs to be acquired from Pioneer Energy Services Essentially sold out of APEX-XK® and APEX-PK rigs in the Permian Basin Expect leading-edge dayrates to increase and exceed cost inflation 4 Spread 10 will be activated in September and planning to activate spread 11 late in the fourth quarter Pricing continues to improve and expected to exceed cost inflation Costs increasing for supplies & materials, and we are working to mitigate where possible Wage increases were initiated in certain areas, and we are currently evaluating others Lead times for procuring drill pipe and other consumables have increased

Patterson-UTI Energy announced an agreement to acquire Pioneer Energy Services on July 6, 2021 5 Patterson-UTI expects that the acquisition will close at the beginning of the fourth quarter of 2021 The Hart-Scott-Rodino (HSR) waiting period expired as expected in mid-August The Pioneer Energy Services shareholder meeting is scheduled for September 28, 2021

6 “Drawworks up on rig floor” design has more clearance for walking over existing wellheads ® Advanced environmental spill control integrated into drill floor Integrated X-Y walking system can make “horseshoe” moves on existing pads Fast moving between pads operating system for performance improvement apps

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100% Natural Gas Generators on Drilling Rigs 9 Dual Fuel Frac Spreads Lithium Batteries on Drilling Rigs Highline Power Automated Engine Management Software

Natural gas engines run on 100% natural gas 10 Also able to utilize local natural gas infrastructure already available thereby reducing the need for diesel fuel transportation and consumption 65+ rigs have already been converted to enable the use of natural gas Dual fuel engines offer fuel flexibility with a fuel mixture of up to 70% natural gas (i.e. natural gas when available and diesel when needed)

Tier IV spreads can substitute up to 85% natural gas Lowers emissions for environmental sustainability PTEN has completed more than 17,000 dual fuel fracturing stages, saving customers more than 13 million gallons of diesel 11

Patterson-UTI provides in-house electrical engineering, hardware packaging, and installation services to power our rigs off of electric utility lines This full-service offering enables our customers to utilize an optimal power solution on our drilling rig when it comes to emission impacts at the wellsite 12

Eco-Cell™ is an energy management system that uses stored energy to decrease the number of generators needed online, and keeps the generators running in the most efficient range where they produce the lowest emissions levels and best fuel economy Eco-Cell™ stores energy in lithium batteries when demand is lower than the generator capacity and provides supplemental power to the rig when demand exceeds capacity…all the while maintaining a steady and optimized load on the generators By leveraging stored energy, Eco-Cell™ can optimize fuel efficiency and reduce the carbon footprint of the rig 13

14 5.15% senior notes due 2029 3.95% senior notes due 2028 Stockholders’ Equity 27% Net Debt / Total Cap Term loan due June 2022 $1,808 $50 $510 $349

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